As filed with the Securities and Exchange Commission on April 22, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_____________________

FIRST BANCORP
(Exact name of Registrant, as Specified in Its Charter)

North Carolina	56-1421916
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer) Identification No.)

341 North Main Street, Troy, North Carolina 27371-0508
(Address of Principal Executive Offices)

First Bancorp 1994 Stock Option Plan
(Full Title of the Plan)

Jerry L. Ocheltree
President and Chief Executive Officer
First Bancorp
341 North Main Street
Post Office Box 508
         Troy, North Carolina 27371-0508
(Name and Address of Agent For Service)

                                             (910) 576-6171
 (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
_____________________

Copy to:
Henry H. Ralston
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina  28246
(704) 377-2536

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, no par value per share, issuable under the First Bancorp 1994 Stock Option Plan	225,000(1)	$19.55 (2)	$4,398,750 (2)	$173.00

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate number of additional shares of common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the First Bancorp 1994 Stock Option Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

(2)           Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price of First Bancorp common stock on the Nasdaq Global Select Market on April 21, 2008.

INCORPORATION BY REFERENCE

This registration statement registers 225,000 additional shares of common stock of First Bancorp under the First Bancorp 1994 Stock Option Plan, for which shares have previously been registered on Form S-8 (Registration No. 033-82542), as amended, (the “Prior Registration Statement”).  The contents of the Prior Registration Statement are hereby incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

See the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of North Carolina on this 22nd day of April, 2008.

FIRST BANCORP
(Registrant)

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

POWER OF ATTORNEY

         Each of the undersigned hereby constitutes and appoints Jerry L. Ocheltree, Anna G. Hollers and Eric P. Credle, and each of them, with full power to act without the other and with full power of substitution and resubstitution, his true and lawful attorneys-in-fact and agents, for him and in his name, place, and stead, in any and all capacities, to sign on his behalf any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any related registration statement (and any amendments thereto) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that such attorneys-in-fact or agents, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

3

Signature	Title	Date

/s/ Jerry L. Ocheltree Jerry L. Ocheltree	President, Chief Executive Officer, Treasurer and Director	April 22, 2008

/s/ Anna G. Hollers Anna G. Hollers	Executive Vice President, Chief Operating Officer and Secretary	April 22, 2008

/s/ Eric P. Credle Eric P. Credle	Executive Vice President and Chief Financial Officer	April 22, 2008

/s/ Jack D. Briggs Jack D. Briggs	Director	April 22, 2008

/s/ R. Walton Brown R. Walton Brown	Director	April 22, 2008

/s/ David L. Burns David L. Burns	Director	April 22, 2008

/s/ John F. Burns John F. Burns	Director	April 22, 2008

/s/ Mary Clara Capel Mary Clara Capel	Director	April 22, 2008

/s/ James C. Crawford, III James C. Crawford, III	Director	April 22, 2008

/s/ James G. Hudson, Jr. James G. Hudson, Jr.	Director	April 22, 2008

/s/ George R. Perkins, Jr. George R. Perkins, Jr.	Director	April 22, 2008

/s/ Thomas F. Phillips Thomas F. Phillips	Director	April 22, 2008

/s/ Frederick L. Taylor II Frederick L. Taylor II	Director	April 22, 2008

/s/ Virginia C. Thomasson Virginia C. Thomasson	Director	April 22, 2008

/s/ Goldie H. Wallace Goldie H. Wallace	Director	April 22, 2008

/s/ A. Jordan Washburn A. Jordan Washburn	Director	April 22, 2008

/s/ Dennis A. Wicker Dennis A. Wicker	Director	April 22, 2008

/s/ John C. Willis John C. Willis	Director	April 22, 2008

4

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
4.1	Form of Common Stock Certificate filed as Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated herein by reference
5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1*	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)

23.2*	Consent of Elliott Davis, PLLC

*Filed herewith

5